Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Annual Report on Form 10-K of Shineco, Inc. (the “Company”) for the year ended June 30, 2022 of our report dated September 28, 2022 included in its Registration Statement on Form S-3/A (Amendment No.2, file number 333-261229) filed on June 3, 2022 and declared effective on June 10, 2022 and Registration Statement on Form S-3/A (Amendment No.1, file number 333-250160) filed on June 21, 2021 and declared effective on June 23, 2021, relating to the financial statements and financial statement schedules for the year ended June 30, 2022 listed in the accompanying index.

We also consent to the reference to our firm under the caption “Experts” in such registration statement.

/s/ Assentsure PAC

Assentsure PAC
Singapore

September 28, 2022